UNION ELECTRIC COMPANY

 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                                                                 12 Months
                                                                  Year Ended December 31,                           Ended
                                                                                                                September 30,
                                                 1994         1995         1996         1997         1998           1999

                                           Thousands of Dollars Except Ratios


Net Income                                     $320,757     $314,107     $304,876     $301,655     $320,070        $340,105
Add- Extraordinary items net of tax                   -            -            -       26,967            -               -
                                               --------     --------     --------     --------     --------        --------
Net Income from continuing operations           320,757      314,107      304,876      328,622      320,070         340,105

                                               --------     --------     --------     --------     --------        --------
   Taxes based on income                        203,827      207,734      196,210      199,763      212,554         227,914
                                               --------     --------     --------     --------     --------        --------

Net income before income taxes                  524,584      521,841      501,086      528,385      532,624         568,019
                                               --------     --------     --------     --------     --------        --------


Add- fixed charges:
   Interest on long term debt                   117,838      121,738      120,547      125,705      124,766         118,691
   Other interest                                17,770        7,501        7,828        9,299        1,660           3,971
   Rentals                                        1,299        3,330        3,458        3,727        3,416           3,864
   Amortization of net debt premium, discount,
      expenses and losses                         5,504        5,502        4,269        3,672        3,522           3,473

                                               --------     --------     --------     --------     --------        --------
Total fixed charges                             142,411      138,071      136,102      142,403      133,364         129,999
                                               --------     --------     --------     --------     --------        --------

Earnings available for fixed charges            666,995      659,912      637,188      670,788      665,988         698,018
                                               ========     ========     ========      =======      =======         =======

Ratio of earnings to fixed charges                 4.68         4.78         4.68         4.71         4.99            5.36
                                               ========     ========     ========      =======      =======         =======


Earnings required for preferred dividends:
   Preferred stock dividends                     13,252       13,250       13,249        8,817        8,817           8,817
   Adjustment to pre-tax basis                    7,262        7,558        7,363        4,257        4,649           4,691
                                               --------     --------     --------     --------     --------        --------
                                                 20,514       20,808       20,612       13,074       13,466          13,508

Fixed charges plus preferred stock dividend
    requirements                                162,925      158,879      156,714      155,477      146,830         143,507
                                               ========     ========     ========      =======      =======         =======

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements          4.09         4.15         4.06         4.31         4.53            4.86
                                               ========     ========     ========      =======      =======         =======

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